First Guaranty Bancshares, Inc. S-4

Exhibit 8.1

Robert Flowers

Partner

mailto:rflowers@bradley.com

214.257.9777 direct

214.926.7195 cell

214.939.8787 fax

March 23, 2023

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401

Re:	Federal Income Tax Opinions Issued to First Guaranty Bancshares, Inc. in Connection with the Merger of Lone Star Bank with and into First Guaranty Bank, with First Guaranty Bank Surviving

Ladies and Gentlemen:

We have acted as special tax counsel to First Guaranty Bancshares, Inc., a Louisiana business corporation (“First Guaranty Bancshares”), in connection with the merger (the “Merger”) of First Guaranty Bank (“First Guaranty Bank”), a Louisiana state bank and wholly-owned subsidiary of First Guaranty Bancshares and Lone Star Bank (“Lone Star”), a Texas banking association, with First Guaranty Bank surviving the Merger.

The Merger shall be in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 6, 2023, by and between First Guaranty Bancshares, First Guaranty Bank, and Lone Star. Pursuant to the requirements of Section 6.01(e) of the Merger Agreement, you have asked us to render an opinion that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions.

A.       Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents (the “Documents”):

1.       the Merger Agreement;

2.       the representation letters of First Guaranty Bancshares and Lone Star, delivered to us on or about March 22, 2023, with respect to various factual representations and certifications (collectively, the “Representation Letters”);

3.       the registration statement on Form S-4 filed with the Securities and Exchange Commission by First Guaranty Bancshares on the date hereof, which includes the proxy statement/prospectus (as amended from time to time, the “Proxy Statement”); and

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March 23, 2023

4.       such other documents as we have deemed necessary or appropriate for purposes of this letter.

In connection with our review of the Documents, we have relied upon the Documents and in accordance therewith have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the conformity with authentic originals of all items submitted to us as copies, and the conformity in all material respects to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (a) we have been provided with true, correct, and complete copies of all such Documents, (b) all persons executing and delivering originals or copies of Documents examined by us are competent to execute and deliver such Documents, (c) none of such Documents has been amended or modified, (d) all such Documents are in full force and effect in accordance with the terms thereof, (e) the Documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof, (f) the transactions specified in the Documents have been and will be effectuated as specified therein, without waiver of any material provision thereof, and (g) the parties to the Documents will report the Merger on their respective income tax returns in accordance with the opinions set forth herein.

The opinions set forth herein is expressly limited to, and we opine only with respect to, the federal income tax laws as referenced below. This opinion letter does not address other federal income tax issues or the tax consequences under the laws of any state, city or other local jurisdiction or any foreign country. The parties to the Merger should consult their own tax advisors with respect to the tax consequences of any state or local income or other tax to which they may be subject by reason of their participation in the Merger or any other transaction described in or related to the Merger Agreement.

The opinions set forth below represents our best legal judgment but are not a guarantee as to the outcome of the issue on which we have rendered an opinion and are not binding on the Internal Revenue Service (“IRS”). There can be no assurance that contrary positions will not be taken by the IRS or that a court considering any issue opined on herein would not hold contrary to such opinions.

B.        Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Representation Letters.

C.       Opinions

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Representation Letters as of the date hereof and as of the date of the Effective Time of the Merger and subject to the assumptions, limitations and qualifications set forth herein it is our opinion that:

March 23, 2023

1.	the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
2.	the discussion in the section of the Proxy Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger to shareholders of Lone Star.

These opinions are given as of the date hereof, and we disclaim any obligation to update the opinion letter after the date hereof. These opinions may not be relied upon by any other person, firm, corporation or other entity for any purpose without our prior written consent.

E.       Limitations

1.       Except as otherwise indicated, the opinions contained in this letter is based upon the Code and its legislative history, the U.S. Department of the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.       The opinions expressed herein represents counsel’s best legal judgment and is not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Representation Letters. To the extent that any of the factual representations provided to us in the Representation Letters are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Representation Letters or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by First Guaranty Bancshares or Lone Star) could adversely affect the opinions stated herein.

March 23, 2023

3.       No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this letter may not be relied upon except with respect to the consequences specifically discussed herein. This letter does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.       These opinions are given as of the date hereof, and we disclaim any obligation to update the opinion letter after the date hereof. This letter is issued to you solely for the benefit of First Guaranty Bancshares in connection with the Merger and may not be relied upon by any other person, firm, corporation or other entity for any purpose without our prior written consent.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP